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                                                                      EXHIBIT 14













                          WESTERN MULTIPLEX CORPORATION

                             STOCKHOLDERS AGREEMENT

                                JANUARY 16, 2002


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                             STOCKHOLDERS AGREEMENT

        This STOCKHOLDERS AGREEMENT, dated as of January 16, 2002 (this "AGREEMENT") is entered into between Western Multiplex Corporation a Delaware corporation (the "COMPANY"), Ripplewood Partners, L.P. a Delaware limited partnership (together with its successors and assigns, "PARTNERS"), Ripplewood Employee Co-Investment Fund, L.P., a Delaware limited partnership (together with its successors and assigns, "CO-INVESTMENT FUND"), and WMC Holding L.L.C. (together with its successors and assigns, "HOLDING," and collectively with Partners and Co-Investment Fund, "STOCKHOLDER").

                                    RECITALS

        The Company, Proxim, Inc., a Delaware corporation ("PROXIM"), and the Walnut-Pine Merger Corp., a Delaware corporation ("MERGER SUB"), are, contemporaneously herewith, entering into an Agreement and Plan of Reorganization (the "MERGER AGREEMENT") providing for the merger of Merger Sub with and into Proxim upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used but not defined in Section 3.1 or elsewhere herein shall have the meanings set forth in the Merger Agreement.

        As an inducement and a condition to Proxim's agreement to execute and deliver the Merger Agreement, Proxim has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement.


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                                    AGREEMENT

        To implement the foregoing and in consideration of the mutual agreements contained herein and in the Merger Agreement, the parties, subject to Section 3.7, agree as follows:

                                    SECTION 1

                               REGISTRATION RIGHTS

        1.1    Company Registration.

               (a) If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders exercising their respective demand registration rights (other than pursuant to Section 1.2 hereof), other than a registration relating solely to employee benefit plans, a registration relating solely to the offer and sale of debt securities, a registration relating solely to a corporate reorganization or other transaction subject to Rule 145 on Form S-4, a registration on any registration form that does not permit secondary sales, a registration related to any obligation of Proxim or the Company to register securities existing as of the date hereof and described in Section 2.3 or Section 3.3 of the Merger Agreement, Section 2.3 the Proxim Disclosure Letter or Section 3.3 of the Western Multiplex Disclosure Letter (any such registration, a "COMPANY REGISTRATION"), the Company will:

                          (i) promptly give to each Holder written notice
thereof; and

                          (ii) use its commercially reasonable best efforts to
include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 1.1(b) below, and in any underwriting involved therein, the Registrable Securities specified in a written request or requests made by any Holder and received by the Company within fifteen (15) days after the written notice from the Company described in clause
(i) above is received by such Holder, which written request may specify all or a part of a Holder's Registrable Securities.

               (b) (i) If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.1(a)(i). In such event, the right of any Holder to registration pursuant to this Section 1.1 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the Other Stockholders that are participating in such registration) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company. If any person does not agree to the terms of any such underwriting, such person shall be excluded therefrom by notice from the Company or the underwriters. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors in the manner set forth in Section 1.1(b)(ii),




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the Company shall then offer to all Holders who have retained the right to include securities in the Company Registration the right to include additional securities in such Company Registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among the persons requesting additional inclusion in accordance with Section 1.1(b)(ii) hereof.

                          (ii) Notwithstanding any other provision of this
Section 1.1, in the event that a Company Registration is underwritten, if a representative of the underwriters advises the Company in writing that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) in an offering subject to this Section 1.1 because the number of securities to be underwritten is likely to have an adverse effect on the price, timing or the distribution of securities to be offered, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and, subject to the terms of any registration rights agreements existing as of the date hereof between Other Stockholders and the Company, the number of shares that may be included in the underwriting shall be allocated, first, to the Company, second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders and, third, to the Other Stockholders in accordance with the agreements pursuant to which the Other Stockholders have registration rights. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. If the underwriting agreement executed in connection with such offering provides for an overallotment option to be granted to the underwriters, and if such option is exercised by the underwriters, the allocation priority established above shall govern the allocation with respect to the sale of any shares of securities (including Registrable Securities) pursuant to such exercise by the underwriters. No such reduction pursuant to this Section 1.1(b)(ii) shall reduce the amount of securities of the selling Holders included in the registration below twenty-five percent (25%) of the total amount of securities included in such registration, unless such offering does not include shares of any Other Stockholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the first sentence of this Section 1.1(b)(ii).

                          (iii) To facilitate the allocation of shares in
accordance with the above provisions, the Company or the underwriter(s) may round the number of shares allocated to any Holder to the nearest 100 shares.

               (c) Subject to Section 1.3, the Company shall have the right to terminate or withdraw any registration described under this Section 1.1 prior to the effectiveness of such registration whether or not any Holder has elected to include Registrable Securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with
Section 1.3 hereof.

        1.2    Registration on Form S-3.

               (a) The Company shall use commercially reasonable efforts to remain qualified for registration on Form S-3 or any comparable or successor form or forms. So long as the Company is qualified for the use of Form S-3, in addition to the rights contained in Section 1.1, the Initiating Holders shall have the right to request registrations of Registrable Securities on Form S-3 (a "Requested Registration") (such requests shall be in writing and shall state the number of shares of




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Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders, whether pursuant to an underwritten offering or otherwise), provided, however, that the Company shall not be obligated to effect any such Requested Registration (i) if the Holders propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate offering price to the public of less than $l0,000,000 (such price to be determined as of the filing of the registration statement on Form S-3),
(ii) in the circumstances described in Section 1.2(c), (iii) if the Company shall furnish the certification described in Section 1.2(b)(ii) (but subject to the limitations set forth therein), or (iv) if the Company has effected one (1) such Requested Registration within the preceding six months and such Requested Registration has been declared effective by the Securities and Exchange Commission and remained effective for 60 days (which number of days need not be successive) or such lesser amount of time necessary to sell all of the Registrable Securities registered thereby.

               (b) If a request complying with the requirements of Section 1.2(a) hereof is delivered to the Company, the Company shall:

                          (i) promptly after receipt of a request from
Initiating Holders pursuant to Section 1.2(a) give written notice of the proposed registration to all other Holders;

                          (ii) use its commercially reasonable best efforts to
effect such Requested Registration on Form S-3 as soon as practicable (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with the Securities Act) so as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in the request of the Initiating Holders, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is received; provided, however, that if, (i) in the good faith judgment of the Company's board of directors, such registration would be seriously detrimental to the Company and the Company reasonably concludes, as a result, that it is in the best interests of the Company to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Company, it would be seriously detrimental to the Company for such registration statement to be filed at such time and that it is, therefore, in the best interests of the Company to defer the filing of such registration statement, then the Company shall have the right to defer such filing for a period not to exceed 90 days after the receipt of such certificate by such Holders; provided that the Company shall not defer filings pursuant to this Section 1.2(b)(ii) more than more than one hundred twenty (120) days during any twelve (12) month period; and

                          (iii) unless such registration is for an underwritten
offering, keep such registration effective for a period of sixty (60) days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however, that at any time, the Company may, upon notice to the Holders participating in such registration, suspend the use or effectiveness of any registration statement for a period not to




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exceed 90 days after the receipt of the certificate referenced in clause (ii)
below by such Holders (and the Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the period of such suspension) if in the good faith judgment of the Company's Board of Directors, such registration or the continued effectiveness of such registration would be seriously detrimental to the Company and the Company reasonably concludes, as a result, that it is in the best interests of the Company to suspend the effectiveness of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Company, the continued effectiveness of such registration would be detrimental to the Company and that it is, therefore, in the best interests of the Company to suspend the effectiveness of such registration; provided that the Company may not suspend any registration for more than one hundred twenty (120) days during any 12-month period.

               (c) The Company shall not be obligated to effect, or to take any action to effect, any such Requested Registration pursuant to this Section 1.2:

                          (i) In any particular jurisdiction in which the
Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

                          (ii) Before the date that is six months after the
Effective Time;

                          (iii) After the Company has initiated four (4) such
registrations pursuant to Section 1.2(a) (counting for these purposes only registrations that have been declared or ordered effective and pursuant to which securities have been sold and registrations that have been withdrawn by the Holders as to which the Holders have not elected to bear the Registration Expenses pursuant to Section 1.3 hereof); or

                          (iv) During the period starting with the date sixty
(60) days prior to the Company's good faith estimate of the date of filing of, and ending on a date ninety (90) days after the effective date of, a the Company-initiated registration; provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective.

               (d) (i) The registration statement filed pursuant to the request of the Initiating Holders, subject to the provisions of this Section 1.2(d), may include securities being sold for the account of the Company or any Other Stockholder. If the Requested Registration shall be pursuant to an underwritten offering, the right of any Holder, any Other Stockholder or the Company to registration pursuant to Section 1.2 shall be conditioned upon such person's participation in the underwriting related to such Requested Registration and the inclusion of such person's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such person with respect to such participation and inclusion) to the extent provided herein. In connection with such an underwritten Requested Registration, the Company shall (together with all Holders and the Other Stockholders proposing to distribute their securities




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through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Initiating Holders (which underwriter shall be reasonably acceptable to the Company). If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration (unless otherwise mutually agreed by a majority in interest of the Initiating Holders with respect to such participation and inclusion).

                          (ii) Notwithstanding any other provision of this
Section 1.2, if the representative(s) of the underwriters advises the Initiating Holders in writing that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) because the number of securities to be underwritten is likely to have an adverse effect on the price, timing or the distribution of the securities to be offered, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated among participating Holders, (i) first among the participating Holders on a pro rata basis based on the total number of Registrable Securities held by such Holders, and (ii) second to the extent all Registrable Securities requested to be included in such underwriting by the Holders have been included, among the Company and the Other Stockholders on a pro rata basis based on the total number of securities requested for inclusion by them in such underwritten offering. The securities so excluded shall also be withdrawn from registration.

        1.3    Registration Expenses.

        All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Sections 1.1 or 1.2 hereof shall be borne by the Company; provided, however, that the Holders of a majority of the Registrable Securities included or proposed to be included in any registration begun pursuant to Section 1.2 that is withdrawn may elect to require the Holders to pay all Registration Expenses. If such Holders pay all such Registration Expenses, then such registration shall not be counted as a requested registration for purposes of Section 1.2(c)(iii). All Selling Expenses relating to securities so registered shall be borne by the holders of such securities pro rata on the basis of the number of shares of Registrable Securities so registered on their behalf.

        1.4    Registration Procedures.

               (a) In the case of each registration effected by the Company pursuant to Section 1, the Company will (x) keep each Holder advised in writing as to the initiation of each registration and as to the completion and effectiveness thereof, (y) if requested by the Holders holding a majority of the Registrable Securities registered thereunder (in connection with a Requested Registration but not a Company Registration), keep such registration statement effective for up to sixty (60) days (subject to the Company's rights in Section 1.2(b)(iii)) or until the Holder or Holders have completed the distribution of Registrable Securities registered thereunder and (z)




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notify each Holder participating in such registration promptly upon the happening of any event as a result of which a prospectus included in a registration statement including Registrable Securities, as then in effect, includes an untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company will use its commercially reasonable efforts, as expeditiously as possible, to:

                          (i) Prepare and file with the Commission such
amendments and supplements to the registration statement related to such registration and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

                          (ii) Furnish such number of prospectuses and other
documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder or underwriter, if applicable, from time to time may reasonably request, in each case in conformance with the requirements of the Securities Act.

                          (iii) Cause all such Registrable Securities registered
pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

               (b) In the case of each Requested Registration effected by the Company pursuant to Section 1.2 that is underwritten, the Company will, as expeditiously as possible:

                          (i) Enter into such customary agreements (including an
underwriting agreement in customary form), which may include indemnification provisions in favor of underwriters and other persons in addition to the provisions of Section 1.5 hereof.

                          (ii) Obtain a "cold comfort" letter or letters from
the Company's independent public accountants and furnish a signed counterpart of a customary opinion of counsel of the Company, in each case, addressed to each Holder and the underwriters in customary form and substance, dated the effective date of the Registration Statement (in the case of such "cold comfort" letter) and dated the date of the closing under the underwriting agreement (in the case of such opinion).

                          (iii) Make available for reasonable inspection by, or
give reasonable access to, each Holder, each underwriter and any attorney, accountant or other agent retained by such Holder or underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all information reasonably requested by any Holder, any underwriter or any such other person in connection with the offering thereunder.




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                          (iv) Arrange for the management of the Company to
participate in customary road show meetings reasonably requested (and reasonable in scope in light of the size of the offering) upon reasonable prior notice by the lead managing underwriter of such offering.

        1.5    Indemnification.

               (a) The Company will indemnify each Holder, each of its officers, directors and partners, legal counsel, and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification, or compliance has been effected pursuant to this Section 1, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification, or compliance, and will reimburse each such Holder, each of its officers, directors, partners, legal counsel, and accountants and each person controlling such Holder, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder or underwriter and stated to be specifically for use therein. It is agreed that the indemnity agreement contained in this Section 1.5(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

               (b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify the Company, each of its directors, officers, partners, legal counsel, and accountants and each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder and Other Stockholder, and each of their officers, directors, and partners, and each person controlling such Holder or Other Stockholder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular, or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, Other Stockholders, directors, officers, partners, legal counsel, and accountants, persons, underwriters, or control persons for any




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legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 1.5 exceed the net proceeds from the offering received by such Holder.

               (c) Each party entitled to indemnification under this Section 1.5 (the "INDEMNIFIED PARTY") shall give notice to the party required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

               (d) If the indemnification provided for in this Section 1.5 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.




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               (e) Notwithstanding the foregoing, to the extent that the
provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

        1.6    Information by Holder.

        Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 1.

        1.7    Transfer or Assignment of Registration Rights.

        The rights to cause the Company to register securities granted to a Holder by the Company under this Section 1 may be transferred or assigned by a Holder only (a) to fewer than thirty (30) (in the aggregate) of its affiliates (as defined in Rule 144, an "AFFILIATE") provided such Affiliate agrees to be bound by the terms of this Section 1 or (b) with the prior written consent of the Company.

        1.8 "Market Stand-Off" Agreement.In connection with any underwritten offering of Securities in which a Holder participates pursuant to Section 1.1 or
Section 1.2, if requested by the managing underwriter of such offering, such Holder shall agree to enter into a market stand-off agreement in customary form with such underwriter pursuant to which such Holder will agree not to Transfer or offer to Transfer any Securities (other than those included in the registration) during a period not to exceed ninety (90) days following the effective date of the registration statement of Western Multiplex filed under the Securities Act with respect to such underwritten offering.

        1.9 Termination of Registration Rights.The right of any Holder to request registration or inclusion in any registration pursuant to this Section 1 shall terminate on such date as all shares of Registrable Securities held or entitled to be held upon conversion by such Holder (a) may immediately be sold under Rule 144 during any ninety (90)-day period (including, without limitation, pursuant to Rule 144(k)) and (b) represent less than 5% of the outstanding Western Multiplex Common Stock.

                                    SECTION 2

                    RESTRICTIONS ON SALE OR OTHER DISPOSITION

        2.1 Restriction. Except as otherwise permitted pursuant to this Section 2, Stockholder hereby agrees that during the period beginning on the Closing Date (inclusive) and ending on the date this Section 2



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

terminates, Stockholder will not Transfer any Securities (a "RESTRICTED TRANSACTION"), without the prior written consent of the Company. For purposes of clarification, subject to this Section 2, Stockholder agrees that any Transfer or distribution of Securities by Stockholder to its current or former partners, stockholders, affiliates, members or other equity owners or any similar distributions will constitute Transfers subject to this Section 2. In furtherance of the foregoing, Stockholder agrees that the Company and its transfer agent and registrar are hereby authorized to decline to make any Transfer of Securities if such Transfer would constitute a violation or breach of the terms of this Section 2.

        2.2    Exceptions.

               (a) Affiliate Transfers. As long as Ripplewood Holding L.L.C. controls the Stockholder, a Transfer to an Affiliate of the Stockholder will not constitute a Restricted Transaction and shall be permitted pursuant to this
Section 2 as long as (i) such Transfer is a private transaction exempt from the registration requirements of the Securities Act and (ii) such Affiliate agrees in writing to become subject to the terms of this Agreement as if such Affiliate were the Stockholder.

               (b) Transfers of Registrable Securities. Any Transfer effected pursuant to a registration to which Section 1.1 or Section 1.2 applies will not constitute a Restricted Transaction and shall be permitted pursuant to this
Section 2.

               (c) Initial 30-Day Window. During the period (i) beginning on the Closing Date (and including such date) (the "INITIAL RELEASE DATE"), and (ii) ending on and including the 30th day following the Initial Release Date, Transfers by Stockholder of up to an aggregate of 5,000,0000 shares of the Company Common Stock (as such number is adjusted for stock splits, dividends, combinations, recapitalizations or similar events after the date hereof, the "INITIAL RELEASE") will not constitute Restricted Transactions and shall be permitted pursuant to this Section 2. Also, (x) after 5,000,000 shares of the Company Common Stock have been Transferred pursuant to this Section 2.2(c) and
(y) if J.P. Morgan Securities Inc. advises the Company and Stockholder that, because of then current and expected market demand, an increase of the Initial Release would be reasonably absorbed by the trading market and would not significantly negatively affect the Company's Common Stock price, then the Company will agree, by written notice to Stockholder, to increase the Initial Release to such number of shares advised by J.P. Morgan Securities Inc.

               (d) Tender Offers. Any Transfer pursuant to a tender offer (as such term is interpreted under the Exchange Act) for at least 25% of the outstanding Western Multiplex Common Stock shall not constitute a Restricted Transaction and shall be permitted pursuant to this Section 2.

               (e) Trading Windows. On any day during a Trading Window, Transfers of up to the Trading Window Amount applicable to such day will not constitute Restricted Transactions and shall be permitted pursuant to this
Section 2.

        2.3 Lockups and Securities Laws, etc. (a) Nothing in this Agreement shall affect any restrictions on Transfers otherwise imposed under the Securities Act, under other applicable securities laws or pursuant to Section
1.8 (or any agreement executed by Stockholder or any affiliate thereof that is similar to the agreement set forth in Section 1.8).

               (b) The Stockholder agrees that any Transfer made by it will comply with all applicable federal, state and foreign securities laws.

        2.4 60 Day Trading Requirement. All Transfers by Stockholder (other than Distributions of Securities and any Transfers pursuant to Section 2.2(b) or
Section 2.2(d)) effected on any date that is before the 61st day after the Initial Release Date must be effected through the trading desk of J.P. Morgan Securities Inc. Furthermore, Stockholder agrees to use its commercially reasonable best efforts to cause all persons to whom Stockholder Distributes shares of the Company's Common Stock (each, a "DISTRIBUTEE") to effect all subsequent Transfers by Distributees on any date that is before the 61st day after the Initial Release Date through the trading desk of J.P. Morgan Securities Inc., which efforts shall include, among other things, a recommendation to each Distributee to effect Transfers in such manner; provided, however that in no event shall such efforts require Stockholder to (a) expend greater than de minimus amounts of cash (provided, however that the payment of salary and compensation in the ordinary course to employees of the Stockholder shall not be deemed a cash expenditure), (b) amend, supplement or otherwise modify any agreement between Stockholder and the Distributee in existence as of the date hereof, (c) violate any applicable laws, rules or regulations or (d) breach or contravene any of the terms of any agreement between Stockholder and the Distributee in existence as of the date hereof. Stockholder represents and warrants to the Company that a recommendation by Stockholder to each Distributee to effect Transfers in the manner set forth above will not breach or contravene any of the terms of any agreement between Stockholder and the Distributee in existence as of the date hereof.

        2.5    Termination of Section 2.

        This Section 2 will terminate on the earlier of (i) the one-year anniversary of the Closing Date and (ii) the date on which the Stockholder and its Affiliates cease to beneficially own, in the aggregate, at least 10% of the outstanding shares of Western Multiplex Common Stock.

        2.6    Aggregation.

        Transfers by all persons deemed to be a "Stockholder" for purposes hereof will be aggregated for purposes hereof.

                                    SECTION 3

                                  MISCELLANEOUS

        3.1    Rule 144.

        The Company covenants that it will use its reasonable best efforts to timely file the reports required to be filed by the Company under the Securities Act and the Exchange Act so as to enable each Holder to sell Registrable Securities pursuant to Rule 144. In connection with any sale, transfer or other disposition by an Investor of any Registrable Securities pursuant to Rule 144 under the Securities Act, the Company shall cooperate with such Holder to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any Securities Act legend, and enable certificates for such Registrable Securities to be for such number of shares and registered in such names as such Holder may reasonably request at least ten (10) business days prior to any sale of Registrable Securities hereunder.

        3.2    Certain Definitions.

        As used in this Agreement, the following terms have the meanings set forth below:

               (a) "CARRYOVER AMOUNT" means, with respect any Trading Window, the number of shares of the Company Common Stock that Stockholder was eligible to have Transferred, by virtue of Section 2.2(e), on the final day of the immediately preceding Trading Window, but that Stockholder did not Transfer pursuant to Section 2.2(e) on such day; provided, however, that such number of shares shall be reduced by the number of shares of the Company Common Stock, if any, Transferred by the Stockholder before such day pursuant to Section 1, but only to the extent such Transfers have not previously reduced a Carryover Amount applicable to a prior Trading Window.

               (b) "COMMISSION" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

               (c) "DISTRIBUTIONS" means a distribution of Securities by Stockholder to its members pro rata in accordance with such members' interest in Stockholder.

               (d) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

               (e) "HOLDER" means the Stockholder (as long as the Stockholder holds Registrable Securities) and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 1.7 hereof.

               (f) "INDEMNIFIED PARTY" has the meaning set forth in Section 1.5(c) hereto.

               (g) "INDEMNIFYING PARTY" has the meaning set forth in Section 1.5(c) hereto.

               (h) "INITIATING HOLDERS" means any Holder or Holders who in the aggregate hold not less than fifty percent (50%) of the outstanding Registrable Securities.

               (i) "NASDAQ" means The Nasdaq Stock Market, Inc.

               (j) "OTHER STOCKHOLDERS" means persons other than Holders who, by virtue of agreements with the Company, are entitled to include their securities in certain registrations of the Company.

               (k) "REGISTRABLE SECURITIES" means (i) each of the shares of the Company Common Stock held by Stockholder as of the date hereof and (ii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) above; provided, however, that Registrable Securities shall not include any shares of Common Stock that have previously been registered, that have been sold to the public either pursuant to a registration statement or Rule 144, that have been sold or otherwise transferred in a private transaction in which the transferor's rights under this Agreement are not assigned.

               (l) The terms "REGISTER," "REGISTERED" and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

               (m) "REGISTRATION EXPENSES" means all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, up to $20,000 of reasonable fees and disbursements of one counsel for the Holders participating in such registration (which counsel shall be chosen by the Holders of a majority of the Registrable Securities being registered), blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include the compensation of regular employees of the Company, which shall be paid in any event by the Company, and shall not include Selling Expenses.

               (n) "RULE 144" means Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

               (o) "RULE 145" means Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

               (p) "SECURITIES" means shares of the Company Common Stock or securities convertible, into or exchange or exercisable for any shares the Company's Common Stock.

               (q) "SECURITIES ACT" means the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

               (r) "SELLING EXPENSES" means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and, to the extent not explicitly within the definition of "Registration Expenses," fees and disbursements of counsel for any Holder, including, without limitation, legal fees and expenses.

               (s) "TRADING WINDOW" means each successive 30 day period beginning (and including) on the 31st day after the Effective Date of the Merger until the date when all of the Securities have been Transferred by Stockholder (i.e., days 31-60 constitute a "Trading Window," days 61-90 constitute a "Trading Window," etc.).

               (t) "TRADING WINDOW AMOUNT," for any day during a Trading Window, means the number of shares of the Company's Common Stock (as such number of shares is appropriately adjusted for stock splits, dividends, combinations, recapitalizations or similar events after the date hereof) equal to the sum of
(i) the Trading Volume Amount and (ii) the Carryover Amount, minus (iii) the number of shares of the Company's Common Stock that Stockholder has previously Transferred pursuant to Section 2.2(e) during such Trading Window before such day.

               (u) "TRADING VOLUME AMOUNT," as calculated on any day during any Trading Window, means the number of shares of Common Stock equal to the average weekly trading volume in the Company Common Stock on NASDAQ during the four weeks preceding the first day of such Trading Window.

               (v) "TRANSFER" means any sale, Distribution (or other distribution), contract to sell, pledge or other disposition of, or transaction that has the same effect, or swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities.

        3.3    Amendment; Termination.

               (a) Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Holders holding a majority of the Registrable Securities; provided, however, that Section 2 may not be amended, waived, discharged or terminated unless such instrument is signed by the Stockholder, and the signature of other Holders will not be required for any such amendment, waiver, discharge or termination. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of Holder. In the event that an underwriting agreement contains terms differing from this Agreement, as to any Holder that is bound by such underwriting agreement the terms of such underwriting agreement shall govern.

               (b) If the Merger Agreement terminates in accordance with its terms pursuant to Article VII thereto, this Agreement will immediately terminate and the Prior Agreement will be reinstated in full force and effect. Otherwise, unless this Agreement terminates earlier pursuant to this Section 3.2, this Agreement will terminate when both Section 1 and Section 2 have terminated in accordance with their provisions.

        3.4 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or otherwise delivered by hand or by messenger addressed:

               (a) if to an Holder, at such Holder's facsimile number or address as shown in the Company's records, as may be updated in accordance with the provisions hereof, with a copy to Richard Capelouto, Simpson Thacher & Bartlett, 3330 Hillview Avenue, Palo Alto, California 94304, facsimile number (650) 251-5002; or

               (b) if to the Company, one copy should be sent to and addressed to the attention of the President, or at such other address or facsimile number as the Company shall have furnished to the Holders, with a copy to Robert G. Day, Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, facsimile number (650) 493-6811.

        Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer with a confirming phone call.

        3.5 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of New York as applied to agreements entered into among New York residents to be performed entirely within New York.

        3.6 Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Holder except in accordance with Section 1.7 or Section 2.2(a). Except as set forth in Section 2.2(a), Stockholder may not assign its obligations or rights under Section 2 without the prior written consent of the Company. The Company may assign or transfer its rights and obligations hereunder without the consent of any other party hereto, but only in connection with a sale of all or substantially all of the Company's assets, whether by merger, consolidation, asset sale or otherwise. Except as provided in this Section 3.6, any attempt to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this

Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties.

        3.7 Effective Date; Entire Agreement. This Agreement shall not be effective unless and until the Closing, in which case the parties hereto hereby agree that the Registration Rights Agreement, dated as of June 8, 2000 (the "EXISTING AGREEMENT"), shall be terminated. Prior to the Closing and/or if the Merger Agreement shall be terminated according to its terms, this Agreement shall be of no force and effect and the parties hereto shall continue to be subject to the Existing Agreement pursuant to the terms thereof as existing on the date hereof. Upon the Closing, this Agreement shall constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and supersede in its entirety the Existing Agreement (as well as all other agreements, written or unwritten, between the Company and Stockholder or any of its affiliates, members, former merger or other current or former equity owners (including, without limitation, registration rights)) with respect to the matters set forth herein, which agreements shall thereafter have no further force and effect. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

        3.8 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

        3.9 Severability. Unless otherwise expressly provided herein, the rights of the Holders hereunder are several rights, not rights jointly held with any of the other Holders. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, and the parties agree to negotiate, in good faith, a legal and enforceable substitute provision that most nearly effects the parties' intent in entering into this Agreement.

        3.10 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

        3.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

        3.12 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

        3.13 JURY TRIAL EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

        3.14 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement effective as of the day and year first above written.

                                         WESTERN MULTIPLEX CORPORATION
                                         a Delaware corporation


                                         By: /s/ Jonathan N. Zakin
                                             -----------------------------------
                                             Name:  Jonathan N. Zakin
                                             Title:  Chief Executive Officer


                                         STOCKHOLDER:

                                         WMC HOLDING L.L.C.
                                         a Delaware limited liability company



                                         By: /s/ Jeffrey M. Hendren
                                             -----------------------------------
                                             Name:  Jeffrey M. Hendren
                                             Title:


                                         RIPPLEWOOD PARTNERS, L.P.
                                         a Delaware limited partnership

                                         By:  Ripplewood Holdings, L.L.C., its
                                              general partner


                                         By: /s/ Jeffrey M. Hendren
                                             -----------------------------------
                                             Name:  Jeffrey M. Hendren
                                             Title:

                                   RIPPLEWOOD EMPLOYEE CO-INVESTMENT FUND, L.P.
                                   a Delaware limited partnership

                                   By: Ripplewood Holdings, L.L.C., its general partner


                                   By: /s/ Jeffrey M. Hendren
                                       -----------------------------------------
                                       Name:  Jeffrey M. Hendren
                                       Title: